UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2020

PACCAR FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Washington	001-11677	91-6029712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 106th Avenue NE, Bellevue, WA 98004

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (425) 468-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Series O Medium-Term Notes $250.0 Million Due August 11, 2021	PCAR /21	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

On April 1, 2020, PACCAR Inc, the parent company of PACCAR Financial Corp. (the “Company”), issued a press release with a business update in response to recent changes in customer demand and a weaker outlook for the global economy due to the coronavirus pandemic. The press release is attached as Exhibit 99.1 to this report and incorporated herein by reference. PACCAR Financial Corp. continues to provide essential financial services to its dealers and customers.

The decrease in new truck sales by PACCAR Inc may result in lower new truck financing volume for the Company. The Company anticipates that the decrease in economic activity associated with the coronavirus pandemic may have a negative impact on some of its customers’ business volumes and cash flows.

As of March 31, 2020, the Company has received requests to extend payment terms on loans, generally by up to three months, on approximately 3% of the retail portfolio. Past dues and credit losses may increase, depending on the duration and severity of the economic downturn, which may have an adverse effect on the Company’s revenues and profits.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press release of PACCAR Inc, parent company of the Registrant, dated April 1, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACCAR Financial Corp.

Date: April 1, 2020	By:	/s/ Yi Zhang
Yi Zhang
Controller (Chief Accounting Officer)